EXPRESS, INC. REPORTS SECOND QUARTER 2022 RESULTS
Delivers fifth consecutive quarter of positive comparable sales versus pre-pandemic levels

Columbus, Ohio - August 31, 2022 - Fashion apparel retailer Express, Inc. (NYSE: EXPR), announced its financial results for the second quarter of 2022. These results, which cover the thirteen weeks ended July 30, 2022, are compared to the thirteen weeks ended July 31, 2021.

"In the second quarter, we delivered our fifth consecutive quarter of positive comparable sales compared to pre-pandemic levels, drove gross margin expansion of 50 basis points and delivered operating income of $10 million," said Tim Baxter, Chief Executive Officer. "While our performance was below our outlook, we achieved solid results despite challenging macroeconomic conditions that worsened as the quarter progressed."

Second Quarter 2022 Highlights
•Increased comparable sales by 1% compared to 2021, achieving the fifth consecutive quarter of positive comparable sales compared to pre-pandemic levels. Increased comparable sales by 4% compared to 2019
•Drove record Express Factory Outlet stores revenue for a second quarter and increased comparable sales by 2%
•Delivered gross margin expansion of 50 basis points compared to 2021, driven by net sales growth and lower compensation-related expenses. Delivered 630 basis point expansion compared 2019
•Generated operating income of $10 million and EBITDA of $26 million
•Continued to operate with the highest number of active Express Insider loyalty members in the Company's history

"While we have lowered our outlook for the back half of this year to reflect the uncertainty of macroeconomic conditions, we remain committed to our long-term objective of a mid-single digit operating margin. We have demonstrated our ability to stay focused on the fundamentals, control the controllables, and operate with both discipline and agility," Baxter concluded.

Second Quarter 2022 Operating Results
•Consolidated net sales increased 2% to $464.9 million from $457.6 million in the second quarter of 2021, with consolidated comparable sales up 1%
◦Comparable retail sales, which includes both Express stores and eCommerce, were flat compared to the second quarter of 2021. Retail stores drove a 6% increase while eCommerce demand declined 6%. However, we remain committed to achieving our long-term goal of $1.0 billion in eCommerce demand
◦Comparable outlet store sales increased 2% versus the second quarter of 2021
•Gross margin was 33.1% of net sales compared to 32.6% in last year's second quarter, an increase of approximately 50 basis points
◦Merchandise margin contracted by 70 basis points primarily driven by the impact of expense associated with supply chain costs
◦Buying and occupancy expenses leveraged approximately 120 basis points due to increased sales and lower compensation-related expenses
•Selling, general and administrative (SG&A) expenses were $143.3 million, 30.8% of net sales, versus $134.6 million, 29.4% of net sales, in last year's second quarter. The deleverage in the SG&A rate was driven by incremental investments in technology and higher store staffing levels
•Operating income was $10.4 million compared to $14.8 million in the second quarter of 2021
•Income tax expense was $0.3 million at an effective tax rate of 3.5%. Income tax expense and the effective tax rate were approximately zero during the second quarter of 2021
•Net income was $7.0 million, or $0.10 per diluted share. This compares to net income of $10.6 million, or $0.15 per diluted share, for the second quarter of 2021
•Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $25.6 million compared to EBITDA of $30.8 million in the second quarter of 2021

Balance Sheet and Cash Flow Highlights
•Cash and cash equivalents totaled $37.7 million at the end of the second quarter of 2022 versus $33.9 million at the end of the second quarter of 2021
•Inventory was $346.2 million at the end of the second quarter, up 30% compared to $266.6 million at the end of the prior year’s second quarter, driven primarily by the pull-forward of purchases to mitigate supply chain challenges as well as pack-and-hold for late-arriving 2021 holiday inventory
•Short-term debt was $4.5 million and long-term debt was $197.7 million at the end of the second quarter of 2022 compared to short-term debt of $9.0 million and long-term debt of $109.2 million at the end of the prior year’s second quarter
•At the end of the second quarter of 2022, $70.9 million remained available for borrowing under the revolving credit facility
•Operating cash flow was negative $60.8 million for the twenty-six weeks ended July 30, 2022, compared to $67.6 million for the twenty-six weeks ended July 31, 2021
•Capital expenditures totaled $13.5 million for the twenty-six weeks ended July 30, 2022, compared to $10.6 million for the twenty-six weeks ended July 31, 2021

2022 Outlook
This outlook is based on our solid year-to-date performance and the advancements we have made in each of the four foundational pillars of our EXPRESSway Forward strategy (Product, Brand, Customer, Execution), balanced against the increasingly challenging macroeconomic environment, ongoing uncertainty of the supply chain, geopolitical events and other uncertainties that may impact our business.
Third Quarter 2022
The Company expects the following for the third quarter of 2022 compared to the third quarter of 2021:
•Comparable sales to decrease mid-single digits
•Gross margin rate to decrease approximately 350 basis points
•SG&A expenses as a percent of sales to delever approximately 350 basis points, including incremental investments in technology and higher store labor expenses
•Net interest expense of $4 million
•Effective tax rate essentially zero percent
Full Year 2022
The Company expects the following for the full year 2022 compared to the full year 2021:
•Comparable sales to increase mid-single digits
•Gross margin rate to increase approximately 100 basis points
•SG&A expenses as a percent of sales to delever approximately 100 basis points
•Net interest expense of $16 million
•Effective tax rate essentially zero percent
•Diluted loss per share of $0.16 to $0.22
•Capital expenditures of approximately $50 million
•Inventory to move closer to parity with sales growth in the back half of the year
Assumptions in the Company's outlook may be affected by the continued uncertainty of the pandemic and geopolitical events and their impacts throughout the supply chain.

See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information
A conference call to discuss second quarter 2022 results is scheduled for August 31, 2022 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the earnings call are invited to dial (888) 550-5723 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available beginning at 12:00 p.m. ET on August 31, 2022 until 11:59 p.m. ET on September 7, 2022 and can be accessed by dialing (800) 770-2030 and entering the replay pin number 1790468. In addition, an investor presentation of second quarter 2022 results will be available at www.express.com/investor at approximately 7:00 a.m. ET on August 31, 2022.

About Express, Inc.
Express is a modern, multichannel apparel and accessories brand grounded in versatility, guided by its purpose - We Create Confidence. We Inspire Self-Expression. - and powered by a styling community. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com or www.upwest.com.

Forward-Looking Statements
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers; (9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) supply chain or other business disruption, including as a result of the coronavirus; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (24) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (25) changes in tariff rates; and (26) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.
INVESTOR CONTACT
Greg Johnson
VP, Investor Relations
gjohnson@express.com
(614) 474-4890

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 30, 2022	January 29, 2022	July 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$37,667	$41,176	$33,852
Receivables, net	11,924	11,744	10,470
Income tax receivable	2,229	53,665	53,892
Inventories	346,229	358,795	266,593
Prepaid rent	6,321	5,602	4,891
Other	22,628	19,755	14,415
Total current assets	426,998	490,737	384,113

Right of Use Asset, Net	546,259	615,462	704,909

Property and Equipment	989,088	975,802	963,089
Less: accumulated depreciation	(856,324)	(827,820)	(806,040)
Property and equipment, net	132,764	147,982	157,049

Non-Current Income Tax Receivable	52,278	—	—
Other Assets	4,656	5,273	4,309
TOTAL ASSETS	$1,162,955	$1,259,454	$1,250,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term lease liability	$190,324	$196,628	$212,659
Accounts payable	166,378	231,974	156,896
Deferred revenue	31,632	35,985	29,674
Short-term debt	4,500	11,216	8,966
Accrued expenses	106,087	110,850	111,854
Total current liabilities	498,921	586,653	520,049

Long-Term Lease Liability	456,661	536,905	624,582
Long-Term Debt	197,673	117,581	109,207
Other Long-Term Liabilities	10,213	17,007	20,036
Total Liabilities	1,163,468	1,258,146	1,273,874

Commitments and Contingencies

Total Stockholders’ (Deficit)/Equity	(513)	1,308	(23,494)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,162,955	$1,259,454	$1,250,380

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net Sales	$464,919	$457,627	$915,704	$803,386
Cost of Goods Sold, Buying and Occupancy Costs	311,218	308,320	630,503	575,275
GROSS PROFIT	153,701	149,307	285,201	228,111
Operating Expenses:
Selling, general, and administrative expenses	143,278	134,562	284,371	253,955
Other operating expense/(income), net	11	(31)	(479)	(64)
TOTAL OPERATING EXPENSES	143,289	134,531	283,892	253,891

OPERATING INCOME/(LOSS)	10,412	14,776	1,309	(25,780)
Interest Expense, Net	3,800	4,115	7,294	9,367
Other Income, Net	(676)	—	(876)	—
INCOME/(LOSS) BEFORE INCOME TAXES	7,288	10,661	(5,109)	(35,147)
Income Tax Expense/(Benefit)	252	22	(231)	(62)
NET INCOME/(LOSS)	$7,036	$10,639	$(4,878)	$(35,085)

EARNINGS PER SHARE:
Basic	$0.10	$0.16	$(0.07)	$(0.53)
Diluted	$0.10	$0.15	$(0.07)	$(0.53)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	68,150	66,527	67,681	65,863
Diluted	68,747	69,565	67,681	65,863

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,878)	$(35,085)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	30,088	35,866
Loss on disposal of property and equipment	21	—
Share-based compensation	5,013	5,404
Landlord allowance amortization	(234)	(172)
Changes in operating assets and liabilities:
Receivables, net	(180)	4,086
Income tax receivable	(842)	57,450
Inventories	12,566	(2,233)
Accounts payable, deferred revenue, and accrued expenses	(76,673)	(12,896)
Other assets and liabilities	(25,690)	15,171
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(60,809)	67,591

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,494)	(10,558)
NET CASH USED IN INVESTING ACTIVITIES	(13,494)	(10,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	144,000	38,000
Repayment of borrowings under the revolving credit facility	(69,000)	(119,050)
Proceeds from borrowings under the term loan facility	—	50,000
Repayment of borrowings under the term loan facility	(2,250)	(43,263)
Repayments of financing arrangements	—	(769)
Costs incurred in connection with debt arrangements	—	(471)
Repurchase of common stock for tax withholding obligations	(1,956)	(3,502)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	70,794	(79,055)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,509)	(22,022)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,176	55,874
CASH AND CASH EQUIVALENTS, END OF PERIOD	$37,667	$33,852

Schedule 4
Express, Inc.
Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures such as EBITDA. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

EBITDA
EBITDA is defined as net income/(loss) before interest expense (net of interest income), income tax expense/(benefit) and depreciation and amortization expense.
How This Measure Is Useful
When used in conjunction with GAAP financial measures, EBITDA is a supplemental measure of operating performance that the Company believes is a useful measure to facilitate comparisons to historical performance. EBITDA is used as a performance measure in the Company's long-term executive compensation program for purposes of determining the number of equity awards that are ultimately earned and is also a metric used in our short-term cash incentive compensation plan.

Limitations of the Usefulness of This Measure
Because non-GAAP financial measures are not standardized, EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. EBITDA excludes certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of the Company's performance and should be reviewed in conjunction with the GAAP financial measures. A reconciliation of EBITDA to the most directly comparable GAAP measures, is set forth below:

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(in thousands)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net income/(loss)	$7,036	$10,639	$(4,878)	$(35,085)
Interest expense, net	3,800	4,115	7,294	9,367
Income tax expense/(benefit)	252	22	(231)	(62)
Depreciation and amortization	14,477	16,002	29,213	32,756
EBITDA (Non-GAAP Measure)	$25,565	$30,778	$31,398	$6,976

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2022 - Actual			July 30, 2022 - Actual
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(1)	343
Outlet Stores	—	—	202
Express Edit Stores	—	—	5
UpWest Stores	4	—	14
TOTAL	4	(1)	564	4.7 million

Third Quarter 2022 - Projected			October 29, 2022 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(1)	342
Outlet Stores	—	—	202
Express Edit Stores	4	—	9
UpWest Stores	2	(1)	15
TOTAL	6	(2)	568	4.7 million

Full Year 2022 - Projected			January 28, 2023 - Projected
Company-Operated Stores	Opened	Closed	Store Count	Gross Square Footage
Retail Stores	—	(13)	333
Outlet Stores	—	(3)	200
Express Edit Stores	7	(1)	11
UpWest Stores	9	(3)	13
TOTAL	16	(20)	557	4.6 million